Exhibit 4.3

This COMPANY ENGAGEMENT and POSTING AGREEMENT (the “Agreement”) is made as of 11 / 20 / 2024    , by and among StartEngine Primary LLC, a Delaware limited liability company (“StartEngine Primary”), StartEngine Secure LLC (“StartEngine Secure”) (collectively, “StartEngine”) and Innovega Inc.         , [Legal Company Name] a DE, C Corporation [State/ Type of Entity] (the “Company”).

R E C I T A L S

WHEREAS, the Company wishes to engage StartEngine Primary regarding its offering of Securities (the “Securities”) to be defined upon completion of due diligence and acceptance of terms and conditions contained herein in the amount of up to $5,000,000 (the “Offering”) pursuant to the exemption from registration under Section 4(a)(6) of the Securities Act of 1933 (the “Securities Act”);

WHEREAS, the Company has decided to set a minimum funding goal of $10,000 (the “Minimum Offering Amount”);

WHEREAS, StartEngine Primary operates a broker dealer registered with the United States Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”) under SEC Regulation Crowdfunding (“Regulation Crowdfunding”) and FINRA’s Funding Portal Rules to make electronic offerings of securities to eligible investors (the “Investors”) under those Rules on www.startengine.com (the “Site”) ;

WHEREAS, StartEngine Secure is a stock transfer agent registered with the SEC; and

WHEREAS, the Company wishes to engage StartEngine Primary to provide funding portal services for the Offering and to engage StartEngine Secure to provide transfer agent services.

NOW, THEREFORE, the undersigned, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, intending to be legally bound, hereby agree as follows:

SERVICES AND FEES

1.	ENGAGEMENT: Company hereby engages StartEngine Primary and StartEngine Secure to provide the services set out herein upon the subject to the terms and conditions set out in this Agreement and the Platform Terms & Conditions (“Platform Terms”), Transfer Agent Service Terms and Conditions (“STA Terms”), Terms of Use, and Privacy Policy; each of which is hereby incorporated into this Agreement. Company has read and agreed to Platform Terms and STA Terms, and Company understands that this Company Engagement and Posting Agreement governs Company’s use of the Site and the Services. Terms not defined herein are as defined in Platform Terms or STA Terms, as applicable. This Agreement may be voided at StartEngine’s sole discretion if Company does not launch the Offering on the Site within four months from signing.

2.	STARTENGINE SERVICE: Company agrees that StartEngine Primary shall provide the below services.

●	SEC Filing: StartEngine Primary agrees to file Company’s Form-C with SEC EDGAR database.

●	Compliance Review: StartEngine Primary agrees to review Company’s Offering details and Offering documents for regulatory compliance. The Company acknowledges that if the Company does not respond during the review process for over 90 days, they may be required to restart the review process.

●	Onboarding support: StartEngine Primary shall provide Company with a dedicated Onboarding Manager

●	Campaign Page Design: StartEngine Primary shall design, build, and create Company’s campaign page. StartEngine’s team will provide 2 complete drafts, each with one round of edits, before finalizing all edits to produce a final campaign page.

●	Security Type: Company agrees to offer one of StartEngine Primary’s security instruments: equity, Crowdfunding SAFE or convertible note. StartEngine Primary’s security instruments available are subject to change at any time.

●	Standard Purchase (Subscription) Agreement: Company agrees to use StartEngine Primary’s Standard Purchase (Subscription) Agreement (specific to security type).

●	Multiple Withdrawals (Disbursements): Company agrees to monthly releases of proceeds from escrow after the Company elects to have funds disbursed for the first time. The first disbursement cannot occur until the campaign has surpassed its Minimum Offering Amount, there are no outstanding compliance requests or investor protection concerns, and at least 21 days have passed since the filing of the Form C.

●	Access to a robust & detailed resource center that will contain marketing playbooks and campaign best practices

●	Marketing support: StartEngine Primary shall provide Company with a dedicated Funding Strategist to provide organic outreach support, implement advertising pixels, and share specific campaign strategies.

●	Access to paid creative services - Creative videos and ad content.

●	Ongoing campaign support with StartEngine’s Campaign Management Team.

Company agrees that StartEngine Primary reserves the right to display and announce the Offering to StartEngine users at capital raise thresholds chosen by StartEngine Primary. StartEngine Primary reserves the right to determine or amend the threshold amounts at any time. Company’s Offering will be searchable, receive a unique URL and be included in a 10% StartEngine’s Venture Club feature.

Company agrees that its officers, directors, and their immediate family members/household (“insiders”) will only invest in its Reg CF offering after the Company has exceeded its Minimum Offering Amount. These insiders may only invest by wire and cannot cancel their investments. Company further agrees to notify StartEngine when these insider investments occur.

Company agrees to post quarterly updates via the StartEngine Campaign Page Update feature once the Offering closes (“Quarterly Updates”). These Quarterly Updates will continue during and after the Offering and must continue for as long as the company has investors from the StartEngine Offering. Company shall not be required to post Quarterly updates if Company is subject to public reporting requirements under the Securities Act.

Company agrees that StartEngine reserves the right to run A/B tests on its website and mobile application. These tests may divert a percentage of traffic from the standard StartEngine pages to testing pages while the A/B test runs.

Offerings run for 90 days (the “Campaign”). Campaigns can be extended based on criteria outlined by StartEngine’s extension policy (“Extension Policy”). The Extension Policy can be provided to the Company upon request.

3.	PLATFORM SERVICE AND FEES: As compensation for the services provided hereunder by StartEngine Primary, Company shall pay to StartEngine Primary at each disbursement of proceeds of the Offering the following:

●	7.5% cash commission.

●	$10,000 fee, payable to StartEngine Crowdfunding, Inc. The fee will be broken into two payments. The first payment of $3,000 will be paid immediately after signing. The second payment of $7,000 will be paid during the Company’s first disbursement of cash from the Offering. For the avoidance of doubt, in the event the Company decides to terminate its Offering prior to disbursing any funds from escrow, the Company shall lose the initial payment of $3,000 and will not owe the remaining $7,000.

●	1% commission paid in the form of securities offered in the Offering, calculated at the price at which the securities are offered in the Offering.

●	$1,000 fee for each material amendment filed during the course of the Offering. An amendment is considered material if a reasonable investor would consider it important in their investment decision. An amendment’s materiality is generally determined by the Company, with the exception of certain amendments which StartEngine Primary knows to be material. StartEngine Primary files amendments with the SEC on behalf of the Company.

The 7.5% cash commission fee shall be paid in cash upon disbursement of funds from escrow at the time of each closing. The 1% security commission will be issued upon the completion of the Offering after the final proceeds are determined. Payment will be made to StartEngine directly from the escrow account maintained for the Offering. The Company acknowledges that pursuant to Regulation Crowdfunding, StartEngine Primary is responsible for providing instructions to the escrow agent for distribution of funds held pending completion or termination of the Offering. Full payment terms are set out in Section 5 of the Platform Terms.

The platform compensation covers the following: Platform listing fee, initial Form C filing, Form C-U filing, escrow services, incoming ACH, credit card, and wire fees, outgoing wire fees and costs associated with investor Anti-Money Laundering (AML) review.

●	The Company is expressly forbidden from bidding on any StartEngine branded keywords, misspellings, related derogatory terms and similar terms in advertising campaigns on the Google, Bing, and Facebook platforms. Some of these keywords include but are not limited to:

○	StartEngine
○	Start Engine
○	StartEngine Crowdfunding
○	StartEngine Stock
○	Invest in StartEngine
○	StartEngine Shares

The Offering is subject to termination if the Company violates these targeting and bidding requirements.

Fees payable to StartEngine not specifically enumerated in this Section 3 of this Agreement shall be charged to the credit card the Company has provided to StartEngine (“Company Credit Card”).

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants and covenants to StartEngine that:

(a) The Company will prepare and review an offering statement on Form C (collectively, with the various parts of such offering statement, each as amended as of the Filing Date for such part, including any Offering Memorandum and all exhibits to such offering statement, the “Offering Statement”) relating to the Shares pursuant to Regulation Crowdfunding as promulgated under the Securities Act of 1933, as amended (the “Act”), and the other applicable rules, orders and regulations (collectively referred to as the “Rules and Regulations”) of the Commission promulgated under the Act with the Securities and Exchange Commission (the “Commission”). As used in this Agreement:

(1) “Offering Memorandum” means the offering memorandum relating to the public offering of the Shares as filed with the Commission pursuant to Rule 227.201) of Regulation Crowdfunding of the Rules and Regulations, as amended and supplemented by any further filings under Rule 227.201;

(2) “Filing Date” means the date as of which an Offering Statement was or will be filed with the Commission pursuant to Regulation Crowdfunding, the Act and the Rules and Regulations; and

(3) “Testing-the-Waters Communication” means any website post, broadcast or cable radio or internet communication, email, social media post, video or written communication with potential investors undertaken in reliance on Securities Act Rule 206 of the Rules and Regulations.

(4) “Marketing Materials” means the Invest Page and any website post, broadcast or cable radio or internet communication, email, social media post, video or written communication with potential investors.

(5) “Closing Date” means any such date on which the Escrow Agent shall have received written notice from StartEngine on or before 9 a.m. Pacific time on such date(s) as may be agreed upon by the Company and StartEngine (each such date, a “Closing Date”).

(b) If the Company proceeds with the Offering, the Offering Statement will be filed with the Commission in accordance with the Act and Regulation Crowdfunding of the Rules and Regulations.

(c) The Offering Statement, at the time it becomes filed, and as of each Closing Date, will conform in all material respects to the requirements of Regulation Crowdfunding, the Act and the Rules and Regulations.

(d) The Offering Statement, at the time it becomes filed, as of the date hereof, and as of each Closing Date, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Offering Memorandum will not, as of its date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to the statements contained in the Offering Memorandum as provided by StartEngine in Exhibit E.

(f) The Offering Memorandum will not, as of its date and on each Closing Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to the statements contained in the Offering Memorandum as provided by StartEngine in Exhibit E.

(g) All Testing-the-Waters Communications and all Marketing Materials, if any, when considered together with the Offering Memorandum, as applicable, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that the Company makes no representation or warranty with respect to the statements contained in the Offering Memorandum as provided by StartEngine in Exhibit E.

(h) Prior to the launch of the Offering and as of each Closing Date, the Company will be duly organized and validly existing as a [C corporation ][ENTITY] in good standing under the laws of the State of [DE ][STATE]. The Company will have full power and authority to conduct all the activities conducted by it, to own and lease all the assets owned and leased by it and to conduct its business as presently conducted and as described in the Offering Statement and the Offering Memorandum. The Company will be duly licensed or qualified to do business and in good standing as a foreign organization in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on or affecting the business, prospects, properties, management, financial position, stockholders’ equity, or results of operations of the Company (a “Material Adverse Effect”). Complete and correct copies of the [certificate of incorporation and of the bylaws] of the Company and all amendments thereto will have been made available to StartEngine, and no changes therein will be made subsequent to the date thereof and prior to any Closing Date except as disclosed in the Offering Statement.

(i) The Company has no subsidiaries, nor does it own a controlling interest in any entity other than those entities set forth in the Offering Statement (each a “Subsidiary” and collectively the “Subsidiaries”). Each Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation. Each Subsidiary is duly qualified and in good standing as a foreign company in each jurisdiction in which the character or location of its properties (owned, leased or licensed) or the nature or conduct of its business makes such qualification necessary, except for those failures to be so qualified or in good standing which would not be reasonably expected to have a Material Adverse Effect. All of the shares of issued capital stock of each corporate subsidiary, and all of the share capital, membership interests and/or equity interests of each subsidiary that is not a corporation, have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, encumbrance, claim, security interest, restriction on transfer, shareholders’ agreement, proxy, voting trust or other defect of title whatsoever.

(j) The Company is organized in the United States.

(k) The Company is not subject to the ongoing reporting requirements of Section 13 or 15(d) of the Exchange Act and has not been subject to an order by the Commission denying, suspending, or revoking the registration of any class of securities pursuant to Section 12(j) of the Exchange Act that was entered within five years preceding the date the Offering Statement was originally filed with the Commission. The Company is not, nor upon completion of the transactions contemplated herein will it be, an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not a development stage company or a “business development company” as defined in Section 2(a)(48) of the Investment Company Act. The Company is not a blank check company or has not specific business plan or that its business plan is to engage in a merger or acquisition with an unidentified company or companies. The Company is not an issuer of asset-backed securities as defined in Item 1101(c) of Regulation AB.

(l) Neither the Company, nor any predecessor of the Company; nor any other issuer affiliated with the Company; nor any director or executive officer of the Company or other officer of the Company participating in the offering, nor any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, nor any promoter connected with the Company, is subject to the disqualification provisions of Rule 503 of the Rules and Regulations.

(m) The Company is not a “foreign private issuer,” as such term is defined in Rule 405 under the Act.

(n) The Company has full legal right, power and authority to enter into this Agreement, the Escrow Agreement and perform the transactions contemplated hereby and thereby. This Agreement and the Escrow Agreement each have been or will be authorized and validly executed and delivered by the Company and are or will be each a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(o) Prior to issuance thereof, the issuance and sale of the Shares will be duly authorized by the Company, and, when issued and paid for in accordance with the Investor Subscription Agreement, will be duly and validly issued, fully paid and nonassessable and will not be subject to preemptive or similar rights. The holders of the Shares will not be subject to personal liability by reason of being such holders. The Shares, when issued, will conform to the description thereof set forth in the Offering Circular in all material respects.

(p) The Company has not authorized anyone other than the management of the Company and StartEngine to engage in Testing-the-Waters Communications. The Company reconfirms that StartEngine have been authorized to act on its behalf in undertaking Testing-the-Waters Communications. The Company has not distributed and will not distribute any Testing-the-Waters Communications other than those listed in the Offering Statement.

(q) The financial statements and the related notes included in the Offering Statement and the Offering Circular will present fairly, in all material respects, the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows at the dates and for the periods covered thereby in conformity with United States generally accepted accounting principles (“GAAP”), except as may be stated in the related notes thereto. No other financial statements or schedules of the Company, any Subsidiary or any other entity are required by the Act or the Rules and Regulations to be included in the Offering Statement or the Offering Circular. There are no off-balance sheet arrangements (as defined in Regulation S-K Item 303(a)(4)(ii)) that may have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources.

(r) The accountants who will report on the financial statements and schedules described in Section 4(r), are registered independent public accountants with respect to the Company as required by the Act and the Rules and Regulations. The financial statements of the Company and the related notes and schedules included in the Offering Statement and the Offering Circular will comply as to form in all material respects with the requirements of the Act and the Rules and Regulations and present fairly the information shown therein.

(s) Since the date of the most recent financial statements of the Company included or incorporated by reference in the Offering Statement and the most recent Offering Memorandum and prior to the Closing and any Subsequent Closing, other than as described in the Offering Memorandum (A) there has not been and will not have been any change in the capital stock of the Company or long-term debt of the Company or any Subsidiary or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock or equity interests, or any Material Adverse Effect, or any development that would reasonably be expected to result in a Material Adverse Effect; and (B) neither the Company nor any Subsidiary has sustained or will sustain any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Offering Statement and the Offering Circular.

(t) Since the date as of which information is given in the most recent Offering Memorandum, neither the Company nor any Subsidiary has entered or will before the Closing or any Subsequent Closing enter into any transaction or agreement, not in the ordinary course of business, that would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or incurred or will incur any liability or obligation, direct or contingent, not in the ordinary course of business, that would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and neither the Company nor any Subsidiary has any plans to do any of the foregoing unless otherwise disclosed through a material amendment to the Offering Memorandum.

(u) The Company and each Subsidiary has good and valid title in fee simple to all items of real property and good and valid title to all personal property described in the Offering Statement or the Offering Memorandum as being owned by them, unless otherwise disclosed in the Offering Statement or the Offering Memorandum, in each case free and clear of all liens, encumbrances and claims except those that (1) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (2) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Any real property described in the Offering Memorandum as being leased by the Company or any Subsidiary that is material to the business of the Company and its Subsidiaries taken as a whole is held by them under valid, existing and enforceable leases, except those that (A) do not materially interfere with the use made or proposed to be made of such property by the Company and its Subsidiaries or (B) would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(v) Unless otherwise disclosed in the Offering Statement, there are no legal, governmental or regulatory actions, suits or proceedings pending, either domestic or foreign, to which the Company is a party or to which any property of the Company is the subject, nor are there, to the Company’s knowledge, any threatened legal, governmental or regulatory investigations, either domestic or foreign, involving the Company or any property of the Company that, individually or in the aggregate, if determined adversely to the Company, would reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations under this Agreement; to the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others.

(w) The Company and each Subsidiary has, and at each Closing Date will have, (1) all governmental licenses, permits, consents, orders, approvals and other authorizations necessary to carry on its business as presently conducted except where the failure to have such governmental licenses, permits, consents, orders, approvals and other authorizations would not be reasonably expected to have a Material Adverse Effect, and (2) performed all its obligations required to be performed, and is not, and at each Closing Date will not be, in default, under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease, contract or other agreement or instrument (collectively, a “contract or other agreement”) to which it is a party or by which its property is bound or affected and, to the Company’s knowledge, no other party under any material contract or other agreement to which it is a party is in default in any respect thereunder. The Company and its Subsidiaries are not in violation of any provision of their organizational or governing documents.

(x) The Company has obtained all authorization, approval, consent, license, order, registration, exemption, qualification or decree of any court or governmental authority or agency or any sub-division thereof that is required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Shares under this Agreement or the consummation of the transactions contemplated by this Agreement as may be required under federal, state, local and foreign laws, the Act or the rules and regulations of the Commission thereunder, state securities or Blue Sky laws, and the rules and regulations of FINRA.

(y) There is no actual or, to the knowledge of the Company, threatened, enforcement action or investigation by any governmental authority that has jurisdiction over the Company, and the Company has received no notice of any pending or threatened claim or investigation against the Company that would provide a legal basis for any enforcement action, and the Company has no reason to believe that any governmental authority is considering such action.

(z) Neither the execution of this Agreement, nor the issuance, offering or sale of the Shares, nor the consummation of any of the transactions contemplated herein, nor the compliance by the Company with the terms and provisions hereof or thereof will conflict with, or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to the terms of any contract or other agreement to which the Company or any Subsidiary may be bound or to which any of the property or assets of the Company or any Subsidiary is subject, except such conflicts, breaches or defaults as may have been waived or would not, in the aggregate, be reasonably expected to have a Material Adverse Effect; nor will such action result in any violation, except such violations that would not be reasonably expected to have a Material Adverse Effect, of (1) the provisions of the organizational or governing documents of the Company or any Subsidiary, or (2) any statute or any order, rule or regulation applicable to the Company or any Subsidiary or of any court or of any federal, state or other regulatory authority or other government body having jurisdiction over the Company or any Subsidiary.

(aa) There is no document or contract of a character required to be described in the Offering Statement or the Offering Circular or to be filed as an exhibit to the Offering Statement which is not described or filed as required.

(bb) The Company and its directors, officers or controlling persons have not taken, directly or indirectly, any action intended, or which might reasonably be expected, to cause or result, under the Act or otherwise, in, or which has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Company’s Common Stock.

(cc) Other than as previously disclosed to StartEngine in writing, the Company, or any person acting on behalf of the Company, has not and, except in consultation with StartEngine, will not publish, advertise or otherwise make any announcements concerning the distribution of the Shares, and has not and will not conduct road shows, seminars or similar activities relating to the distribution of the Shares nor has it taken or will it take any other action for the purpose of, or that could reasonably be expected to have the effect of, preparing the market, or creating demand, for the Shares.

(dd) No holder of securities of the Company has rights to the registration of any securities of the Company as a result of the filing of the Offering Statement or the transactions contemplated by this Agreement, except for such rights as have been waived or as are described in the Offering Statement.

(ee) To the best of the Company’s knowledge, and unless otherwise disclosed in the Offering Statement or the Offering Memorandum, no labor dispute with the employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is threatened, and the Company is not aware of any existing or threatened labor disturbance by the employees of any of its or any Subsidiary’s principal suppliers, manufacturers, customers or contractors.

(ff) The Company and each of its Subsidiaries: (i) are and have been in material compliance with all laws, to the extent applicable, and the regulations promulgated pursuant to such laws, and comparable state laws, and all other local, state, federal, national, supranational and foreign laws, manual provisions, policies and administrative guidance relating to the regulation of the Company and its subsidiaries except for such non-compliance as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) have not received notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Regulatory Agency or third party alleging that any product operation or activity is in material violation of any laws and has no knowledge that any such Regulatory Agency or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; and (iii) are not a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreements, or has any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority.

(gg) To the knowledge of the Company, the Company and its Subsidiaries own, possess, license or have other adequate rights to use, on reasonable terms, all material patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property necessary for the conduct of the Company’s and each of its Subsidiary’s business as now conducted (collectively, the “Intellectual Property”), except to the extent such failure to own, possess or have other rights to use such Intellectual Property would not result in a Material Adverse Effect. Except as set forth in the Offering Circular: (a) no party has been granted an exclusive license to use any portion of such Intellectual Property owned by the Company or its Subsidiaries; (b) to the knowledge of the Company, there is no infringement by third parties of any such Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries; (c) the Company is not aware of any defects in the preparation and filing of any of patent applications within the Intellectual Property; (d) to the knowledge of the Company, the patents within the Intellectual Property are being maintained and the required maintenance fees (if any) are being paid; (e) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the Company’s or any of its Subsidiaries’ rights in or to any Intellectual Property, and the Company and its Subsidiaries are unaware of any facts which would form a reasonable basis for any such claim; (f) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope or enforceability of any such Intellectual Property, and the Company and its Subsidiaries are unaware of any facts which would form a reasonable basis for any such claim; and (g) there is no pending, or to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Company’s or any of its Subsidiaries’ business as now conducted infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company and its Subsidiaries are unaware of any other fact which would form a reasonable basis for any such claim. To the knowledge of the Company, no opposition filings or invalidation filings have been submitted which have not been finally resolved in connection with any of the Company’s patents and patent applications in any jurisdiction where the Company has applied for, or received, a patent.

(hh) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary (1) has timely filed all federal, state, provincial, local and foreign tax returns that are required to be filed by such entity through the date hereof, which returns are true and correct, or has received timely extensions for the filing thereof, and (2) has paid all taxes, assessments, penalties, interest, fees and other charges due or claimed to be due from the Company, other than (A) any such amounts being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (B) any such amounts currently payable without penalty or interest. There are no tax audits or investigations pending, which if adversely determined could have a Material Adverse Effect; nor to the knowledge of the Company is there any proposed additional tax assessments against the Company or any Subsidiary which could have, individually or in the aggregate, a Material Adverse Effect. No transaction, stamp, capital or other issuance, registration, transaction, transfer or withholding tax or duty is payable by or on behalf of StartEngine to any foreign government outside the United States or any political subdivision thereof or any authority or agency thereof or therein having the power to tax in connection with (i) the issuance, sale and delivery of the Shares by the Company; (ii) the purchase from the Company, and the initial sale and delivery of the Shares to purchasers thereof; or (iii) the execution and delivery of this Agreement or any other document to be furnished hereunder.

(ii) On each Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be issued and sold on such Closing Date will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

(jj) Neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent or employee of either the Company or any Subsidiary has directly or indirectly, (1) made any unlawful contribution to any federal, state, local and foreign candidate for public office, or failed to disclose fully any contribution in violation of law, (2) made any payment to any federal, state, local and foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (3) violated or is in violation of any provisions of the U.S. Foreign Corrupt Practices Act of 1977, or (4) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(kk) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ll) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions (the “Sanctions Regulations”) administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or listed on the OFAC Specially Designated Nationals and Blocked Persons List. Neither the Company nor, to the knowledge of the Company, any director, officer, agent or employee of the Company, is named on any denied party or entity list administered by the Bureau of Industry and Security of the U.S. Department of Commerce pursuant to the Export Administration Regulations (“EAR”); and the Company will not, directly or indirectly, use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any Sanctions Regulations or to support activities in or with countries sanctioned by said authorities, or for engaging in transactions that violate the EAR.

(mm) The Company has not distributed and, prior to the later to occur of the last Closing Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering and sale of the Shares other than each Offering Memorandum and the Offering Memorandum, or such other materials as to which StartEngine shall have consented in writing.

(nn) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees, directors or independent contractors of the Company or its Subsidiaries, or under which the Company or any of its Subsidiaries has had or has any present or future obligation or liability, has been maintained in material compliance with its terms and the requirements of any applicable federal, state, local and foreign laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Company to any material tax, fine, lien, penalty, or liability imposed by ERISA, the Code or other applicable law; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

(oo) No relationship, direct or indirect, exists between or among the Company or any Subsidiary, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any Subsidiary, on the other, which would be required to be disclosed in the Offering Statement, the Offering Memorandum and the Offering Memorandum and is not so disclosed.

(pp) The Company has not sold or issued any securities that would be integrated with the offering of the Shares contemplated by this Agreement pursuant to the Act, the Rules and Regulations or the interpretations thereof by the Commission or that would fail to come within the safe harbor for integration under Regulation Crowdfunding.

(qq) Except as set forth in this Agreement, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or StartEngine for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Shares.

(rr) To the knowledge of the Company, there are no affiliations with FINRA among the Company’s directors, officers or any five percent or greater stockholder of the Company or any beneficial owner of the Company’s unregistered equity securities that were acquired during the 180-day period immediately preceding the initial filing date of the Offering Statement.

(ss) Unless otherwise disclosed in the Offering Statement, there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members. The Company has not directly or indirectly, including through its Subsidiaries, extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit, in the form of a personal loan to or for any director or executive officer of the Company or any of their respective related interests, other than any extensions of credit that ceased to be outstanding prior to the initial filing of the Offering Statement. No transaction has occurred between or among the Company and any of its officers or directors, stockholders, customers, suppliers or any affiliate or affiliates of the foregoing that is required to be described or filed as an exhibit to in the Offering Statement or the Offering Memorandum and is not so described.

(tt) Company shall receive express written approval from StartEngine prior to making the Invest Page available to the public.

(uu) Prior to making any changes to the Invest Page, the Company shall submit such proposed changes to StartEngine for review and the Company shall obtain express written approval from StartEngine prior to making any change to the Invest Page.

5.	DEPOSIT HOLD: Company agrees that 6% of the total funds committed will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 6 months following the close of the Offering. If the company surpasses $500,000 in amount raised for the Offering, 75% of this hold back will be released back to the company 2 months after the close of the Offering and the remaining 25% shall be held for the remaining 4 months.

6.	BAD ACTOR CHECKS: Company agrees to run bad actor checks on any officers, directors or 20%+ shareholders of the Company, and any such individual as identified by StartEngine Primary. Additionally, the Company agrees to run a bad actor check on the Company itself. Each check is conducted by a third party provider and costs $100/check. Bad actor check costs incurred pursuant to this Section 6 shall be charged to the Company Credit Card.

7.	SECURE SERVICE AND FEES: Company hereby engages StartEngine Secure to act as the Company’s transfer agent with respect to all equity and debt and revenue share securities, including any warrants, options and shares sold in the Offering, on the terms set out in the STA Terms for fees defined in section 7 and Appendix 1 to the STA Terms. The monthly fee for baseline services is included below for reference. Such fees shall be payable out of either (i) escrow funds at time of each disbursement or (ii) charged to the Company Credit Card. For the purposes of StartEngine Secure fees, the definition of a “shareholder” and a “beneficial owner” is the same. The STA terms automatically renew according to the provisions of Section 11 of the STA Terms.

a. Crowdfunding Plan - $350/month for Unlimited Beneficial owners

8.	COMPANY INFORMATION & NOTICES: Any notices required by this Agreement shall be delivered via email to the other parties hereto at such email addresses as such other parties may designate from time to time for the receipt of such notices. At their discretion, StartEngine Primary and StartEngine Secure and their affiliates may communicate with respect to the services in this agreement only with the person identified below or any other person specifically authorized by such person. Until further notice, the email addresses of each party to this Agreement for this purpose shall be the following:

If to StartEngine Primary:		If to StartEngine Secure:

Attn:	Josh Amster	Attn:	Josh Amster
Title:	SVP, Fundraising	Title:	SVP, Fundraising

Email:	josh@startengine.com	Email:	josh@startengine.com

If to Company:
Attn:	Stephen Willey

Email:	steve@innovega-inc.com

9.	ENTIRE AGREEMENT COUNTERPARTS; AMENDMENTS: This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. If any portion or provision of this Agreement is for any reason found to be ineffective, unenforceable, or illegal by any arbitrator or court having jurisdiction, such condition will not affect the validity or enforceability of any of the remaining portions or provisions hereof. No party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, without the consent of the other parties, any party may transfer or assign its rights and obligations hereunder in whole or in part (a) pursuant to any merger or consolidation, and, (b) to the successors and assigns of all or substantially all of the assets of such assigning party, provided such entity shall be bound by the terms hereof. This Agreement will be binding upon and will inure to the benefit of successors and assigns. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

10.	ELECTRONIC SIGNATURE AND COMMUNICATIONS NOTICE AND CONSENT: Company, StartEngine Primary and StartEngine Secure each hereby consents and agrees that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by that party in writing. Further, each party agrees that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between the parties hereto. Each party understands and agrees that their e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding. Each party agrees that their electronic signature is the legal equivalent of their manual signature on this Agreement and consents to be legally bound by the Agreement’s terms and conditions. Furthermore, each party hereby agrees that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in the Notices section above or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider, or due to a recipient’s change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Company, and if you desire physical documents then you agree to directly and personally print, at your own expense, the electronically-sent communication(s) and maintaining such physical records in any manner or form that you desire.

11.	TERM OF ENGAGEMENT. The Agreement for the platform services will remain in effect for four months from the date hereof (the “Termination Date”). The parties hereto may terminate the Agreement with respect to the platform services at any time by written consent. The Agreement will automatically renew for as long as the offering is open on the platform, with the same conditions as the initial term. StartEngine Primary reserves the right, in its sole discretion, to terminate the Agreement prior to the Termination Date and upon prior written notice to the Company. In the event this Agreement is terminated following the commencement of the Offering, StartEngine shall deliver a Notice of Canceled Offering and refund all outstanding investment commitments. Notwithstanding the foregoing, in the event that StartEngine Primary is no longer a member of FINRA, the Company shall have the right, in its sole discretion, to immediately terminate the Agreement prior to the Termination Date upon prior written notice to StartEngine Primary.

12.	PREVAILING PARTY ATTORNEYS’ FEES. In the event of any dispute, contest, arbitration or litigation between the parties hereto, the prevailing party in such dispute, contest, arbitration or litigation shall be fully reimbursed by the other party for all costs, including reasonable attorneys’ fees, court costs, expert or consultant’s fees and reasonable travel and lodging expenses, incurred by the prevailing party in its successful prosecution or defense thereof, including any appellate proceedings.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

StartEngine Primary LLC

By:	/s/ Josh Amster
Name:	Josh Amster
Title:	SVP, Fundraising

StartEngine Secure LLC

By:	/s/ Josh Amster
Name:	Josh Amster
Title:	SVP, Fundraising

Company

By:	/s/ Stephen Willey
Name:	Stephen Willey
Title:	CEO